UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2019

AMERITEK VENTURES

(Exact Name of Registrant as Specified in its Charter)

NEVADA	000-54739	82-2380777
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

1980 Festival Plaza Dr., Suite 530, Las Vegas, NV 89135

(Address of principal executive offices)

877-571-1776

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02 Unregistered Sales of Equity Securities

On March 26, 2019, Ameritek Ventures (“ATVK or “the Company”) sold 1,000,000 shares of its Series C Voting Preferred Stock to Chaka Renee Mann, in exchange for $4,000. These newly issued shares will not be registered under the Securities Act of 1933, as amended (the "Act") and are to be issued in the reliance upon the exemption from registration provided by section 4(2) of the Act, Regulation 506, on the basis that the transaction does not involve a public offering.

Item 5.01 Changes in Control of Registrant

On March 26, 2019, the Company underwent a change of control of ownership. Chaka Renee Mann, purchased 1,000,000 shares of the Company’s Series C Voting Preferred Stock in exchange for $4,000.

The Company has 89,744,426 common shares issued and outstanding. The issuance of 1,000,000 shares of Series C Voting Preferred Stock represents 84.8% of the Company’s total voting stock.

SECURITY OWNERSHIP OF BENEFICIAL OWNERSHIP AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the ownership of our common stock on March 27, 2019 relating to those persons known to beneficially own more than 5% of our capital stock and by our named executive officers and directors.

Beneficial ownership is determined in accordance with the rules of the U. S. Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60-days after March 27, 2019 pursuant to options, warrants, conversion privileges or other right.

The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the U. S. Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of Ameritek Ventures’ common stock.

Shares Beneficially Owned
					% of Total
	Common		Voting Preferred		Voting
Name of Beneficial Owner	Shares	%	Shares	%	Power(1)
Named Executive Officers and Directors:
Clinton L. Stokes (2)	19,770,000	22.0%		-	3.4%

All executive officers and directors as a group (1 person)	19,770,000	22.0%		-	3.4%

Other 5% Stockholders

Mark Cole (3)	5,100,000	5.6%		-	0%

Chaka Renee Mann (4)	-	0%	1,000,000	100%	84.8%

(1)   Percent of Class based on 89,744,426 shares issued and outstanding. Percentage of total voting power represents voting power with respect to all shares of our common stock (89,744,426 issued and outstanding) and Preferred Voting stock (1,000,000 shares issued and outstanding), as a single class. The holders of our Preferred Voting Stock are entitled to five hundred votes per share, and holders of our common stock are entitled to one vote per share. The 1,000,000 preferred shares have voting rights equal to 500,000,000 common shares. Percentage of Total Voting Power is calculated based on an aggregate of 589,744,426 (89,744,426 common + 500,000,000 Preferred Voting Rights) shares issued and outstanding.

(2)   Clinton L. Stokes, 1980 Festival Plaza Drive, Suite 530, Las Vegas, NV 89135, is the beneficial owner of these shares.

(3)   Mark Cole, 9788 Gilespie St., Unit 400, Las Vegas, NV 89113, is the beneficial owner of these shares.

(4)   Chaka Renee Mann, 9121 Sepulveda Blvd., Unit 506, North Hills, CA 91343.

We believe that all persons named have full voting and investment power with respect to the shares indicated, unless otherwise noted in the table. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

According to the Company’s Articles of Incorporation, the designation of the Company’s already authorized Series C Preferred Stock may be determined by the Board of Directors prior to their issuance. On March 25, 2019, the Board approved the designation of the Company’s Five Million (5,000,000) Series C Preferred Shares. The total number of authorized shares constituting this series of preferred stock of the Company may be increased or decreased at any time, from time to time, in accordance with applicable law up to the maximum number of shares of preferred stock authorized under the Articles, less all shares at the time authorized of any other series of preferred stock of the Company; provided, however, that no decrease shall reduce the number of shares of this series to a number less than that of the then-outstanding shares of Series C Voting Preferred Stock. The stated par value of the Series C Voting Preferred Stock shall be $0.001 per share. The holders of shares of Series C Voting Preferred Stock shall not be entitled to receive any dividends. The holders of shares of Series C Voting Preferred Stock shall not have any liquidation rights. The holders of Series C Voting Preferred Stock shall be entitled to (a) notice of any meeting of the shareholders of the Company; and (b) have the power to vote each share at any shareholder meeting, where each share of Series C Voting Preferred Stock carries the weight of five hundred (500) votes for each share of common stock. The holders of the Series C Voting Preferred Stock shall be entitled to transfer their ownership and rights of the Series C Voting Preferred Stock at any time, in a private transaction. A copy of the Certificate of Designation is included herewith as Exhibit 3.3.

Item 9.01 Financial Statements and Exhibits

d) Exhibits:

Exhibit	Exhibit Description	Filed herewith	Form	Period Ending	Exhibit	Filing Date
3.3	Certificate of Designation*	X

* This exhibit is intended to be furnished and shall not be deemed "filed" for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Ameritek Ventures Registrant

Date: March 27, 2019
/s/ Kenneth P. Mayeaux
Name: Kenneth P. Mayeaux
Title: Vice-President, Secretary, Treasurer and Director